EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports a 9% Increase in First Quarter 2006 Earnings

Bangor, Maine, April 20, 2006: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported net income of $1.4 million for the three months ended March 31, 2006, a 9% increase over the same period last year. The Company reported diluted earnings per share of $0.38 for the first quarter of 2006, a 9% increase over 2005’s first quarter earnings per share of $0.35.

Balance Sheet. The Company’s consolidated assets were $424.1 million at March 31, 2006, an increase of $49.7 million or 13% from the same date a year ago. Comparing March 31, 2006 and 2005, total loans grew $37.8 million or 13%. Real estate lending was strong with the commercial real estate portfolio increasing 17%, home equity balances growing 23% and residential mortgages up 6%. Loans to businesses increased 11% and consumer loans grew 23% from a year ago.

Total deposits were $332.8 million at March 31, 2006 versus $294.4 million a year ago, representing growth of $38.4 million or 13%. Comparing March 31, 2006 and 2005, savings accounts increased $10.7 million or 24% due to offering a premium interest rate savings product, checking accounts increased 3% and money market balances declined 9% as customers transferred into the savings special. Certificates of deposit (CDs) grew $29.7 million or 29% as increases in market interest rates have attracted customers to invest in short-term CDs.

Net Income. The Company’s net income for the first quarter of 2006 was $1.4 million compared to $1.3 million for the same period in 2005, an increase of 9%. Return on assets and return on equity were 1.33% and 15.80%, respectively, for the first quarter of 2006 compared to return on assets of 1.38% and return on equity of 16.13% for the same period in 2005.

Net Interest Income. Net interest income increased $440,000, or 12%, for the three months ended March 31, 2006 to $4.1 million. The increase was driven by $45.5 million of growth in average earning assets for the first quarter of 2006 compared to the same period in 2005. The Company’s net interest margin decreased to 4.07% for the first quarter of 2006, compared to 4.13% for the same period in 2005 as the cost of funds increased by 86 basis points while the yield on earning assets increased 69 basis points.

Non-Interest Income. Non-interest income totaled $1.3 million for both the first quarter of 2006 and 2005. The slight decline in non-interest income of $11,000 was due to the one-time gain on the sale of our credit card portfolio of $106,000 in 2005. Service fees on deposit accounts increased 12% and trust fees grew 11% for the three months ended March 31, 2006 compared to the same period in 2005.

Non-Interest Expense. Non-interest expense totaled $3.2 million for the first quarter of 2006 compared to $2.9 million for the same period last year. The increase in non-interest expense of $240,000, or 8%, was due to increases in personnel costs of 11% and other expenses of 10%. Personnel costs increased $183,000 due to normal salary increases and additional staffing required as a result of asset growth and other expenses increased $66,000 due to increases in professional fees and ATM/debit card processing expense.

Shareholders’ Equity. At March 31, 2006, shareholders’ equity totaled $35.2 million. The net increase of $819,000 in the first quarter of 2006 was attributable to net income of $1.4 million less cash dividends of $609,000 and stock option exercises of $85,000. In the first quarter of 2006, the Company declared a cash dividend of $.17 per share on the Company’s common stock. This was an increase of 17% over last year’s first quarter dividend. In addition, the Company declared a 3% stock dividend in March 2006 representing the tenth consecutive year the Company has paid a stock dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5%, of its outstanding shares of common stock. As of March 31, 2006, 22,137 shares had been repurchased under the program. Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
(In thousands except per share data)	2006	2005
Interest income	$6,421	$5,059
Interest expense	2,359	1,437
Net interest income	4,062	3,622
Provision for loan losses	128	94
Non-interest income	1,297	1,308
Non-interest expense	3,170	2,930
Income before income taxes	2,061	1,906
Income taxes	695	649
Net income	$1,366	$1,257

Per share data
Basic earnings per common share (1)	$0.39	$0.35
Diluted earnings per common share (1)	$0.38	$0.35

(1)	Adjusted to reflect the 3% stock dividend in March 2006.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,		December 31,
(In thousands)	2006	2005	2005
Total assets	$424,127	$374,465	$417,073
Loans receivable, net	318,280	280,752	314,879
Loans held for sale	967	1,071	925
Investment securities	77,209	68,978	72,489
Deposits	332,807	294,446	331,414
Shareholders’ equity	35,171	31,716	34,352

Off-Balance Sheet
Trust assets under management	372,915	346,768	365,950
Mortgage servicing portfolio	145,642	125,301	141,125

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)

	At or for the Three Months
	Ended March 31,
	2006	2005
Return on average assets (1)	1.33%	1.38%
Return on average equity (1)	15.80%	16.13%
Leverage ratio	8.38%	8.51%
Net interest margin (1)	4.07%	4.13%
Non-performing assets to total assets	0.16%	0.42%
Net loan charge-offs to average net loans (1)	0.01%	0.01%
Allowance for loan losses to total loans	1.30%	1.39%
Number of shares outstanding (2)	3,545,686	3,543,556
Weighted-average shares outstanding-diluted (2)	3,569,812	3,574,643
Book value per share (2)	$9.92	$8.95

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2006.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800